U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)

November 25, 2014

Commission file number 001-10196

STUDIO ONE MEDIA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	23-2517953
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

7650 E. Evans Rd., Suite C
Scottsdale, Arizona  85260

(Address of principal executive offices) (Zip Code )

(480) 556-9303

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1, Item 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT;

Item 1.01

On November 19, 2014, Studio One Media ("the Company") issued a press release entitled "Justin Timberlake Teams Up WIth AfterMaster Audio". A copy of the press release is attached hereto.

On November 14, 2014, the Company became a party to a multi-year agreement for the consulting and advisory services of performing artist Justin Timberlake (through his company, Tennman Brands, Inc.) with AfterMaster Audio Labs, Inc., a subsidiary of the Company. The agreement includes a provision wherein the Company will issue Warrants in an amount equal to 10% of the shares of the Company (on a fully diluted basis) at $0.18 for a period of ten years. In addition, Tennman Brands, Inc. will be entitled to 20% of the gross revenues of AfterMaster Audio Labs, Inc. "ProMaster" online mastering service.

On April 1, 2014, the Company entered into a Joint Development agreement with ON Semiconductor, an international semiconductor designer and manufacturer to incorporate AfterMaster's proprietary and groundbreaking audio technology into semiconductor chips for use in consumer electronics products. In July of 2014, ON successfully transitioned AfterMasters technology from a complex development platform to a commercially viable algorithmic software code which can be loaded into chips or coded into software based programs. The new ON/AfterMaster chips will be available in early 2015.

The addition of Justin Timberlake to the Company's AfterMaster Audio Labs, Inc. team is viewed as a very significant development for the Company. Justin Timberlake is one of the world’s most important and respected entertainers and the Company believes that his unique skills in both audio technology and the development of new products will provide significant value to shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date	November 25, 2014

By:	/s/ Kenneth R. Pinckard
Name:	Kenneth R. Pinckard
Title:	Vice President